Exhibit 10.14

AUTHORIZED DEALER

AGREEMENT

THIS AUTHORIZED DEALER AGREEMENT (“Agreement”) is entered into as of the 5 day of May (the “Effective Date”) between Yellowfin Yachts LLC, a Delaware limited liability company (hereinafter called “Manufacturer”) and

Firm Name: Off the Hook Yacht Sales NC, LLC

Doing business as: OTH Simon Marine YF, LLC

Address: 1701 J e l W a de D r .

City: W il mi n g to n

State: N C Zip: 284 0 1

Entity type: L LC

State of formation/organization/incorporation: Florida

(hereinafter referred to as “Dealer”, and together with Manufacturer, the “Parties”, and each, a “Party”).

In consideration of the mutual covenants hereinafter set forth, Manufacturer and Dealer agree:

Section 1. Appointment, Authority and Capacity.

1.1 During the Term (defined below) and subject to the Terms and Conditions attached as Addendum A hereof, Manufacturer hereby grants to Dealer and Dealer hereby accepts from Manufacturer the exclusive right to promote and sell Manufacturer’s newly manufactured boats, parts, accessories, and promotional items (the “Products”), as described from time to time in Manufacturer’s product catalog and inventory pricing sheets (“Product Catalog”) in the Market Area described on Addendum B attached hereto and made a part hereof (the “Market Area”). Dealer covenants and agrees to purchase the Products for its own account exclusively and to market and sell such Products only in the Market Area. Dealer acknowledges and agrees that the rights granted pursuant to this Agreement are limited to the Market Area and confer no rights upon Dealer with respect to the distribution of the Products outside the Market Area. Without limiting the foregoing, Dealer shall not, directly or indirectly, including through any agents, distribute or sell the Products outside the Market Area and shall not solicit orders for the Products, advertise the Products (except for the display and sale of the Products online on the Website) or keep any stock of the Products outside the Market Area.

1.2 Notwithstanding the appointment in Section 1.1, Dealer shall remain an independent contractor and shall not be deemed an agent of Manufacturer and is not authorized to waive any right or to incur, assume or create any debt, obligation, contract or release of any kind in the name of or on behalf of Manufacturer. Nothing in this Agreement shall be construed to create an employer-employee, agency, partnership, or joint venture relationship between the Parties.

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1.3 Notwithstanding the appointment in Section 1.1, Manufacturer reserves the right, in its sole discretion to: (i) directly sell, market and promote the Products to any person worldwide, including in the Market Area; and (ii) grant any person the right to sell, market and promote the Products outside the Market Area. Manufacturer would discuss any potential sale into market area prior to sale taking place and only proceed if a mutually agreed upon revenue sharing agreement of the sale is made with the dealer, confirmed in writing.

Section 2. Points of Sale and Website

2.1 Dealer may only sell Products (i) from the locations of sale set forth on Addendum B, or such other locations authorized by Manufacturer in writing (the “Points of Sale”); and (ii) online from the website(s) set forth on Addendum B (“Website”) for delivery to locations in the Market Area.

2.2 Dealer warrants that, at all times during the Term of this Agreement, each of (i) the Points of Sale in relation to its location, facilities, exterior and interior arrangements, decor and structural and decorative conditions, and (ii) the Website, will maintain a standard of quality and image of no lesser quality than that of the Trademarks and the Products, determined reasonably, and shall display signage reflecting Manufacturer’s Trademarks.

Section 3. Exclusive Supply; No Resale. Dealer will acquire the Products exclusively from Manufacturer. Dealer is not authorized to buy new Products from any Person other than Manufacturer, or another one of manufacturer’s authorized dealers, nor is it authorized to manufacture products, including apparel, bearing the Trademarks. The sale of the Products by Dealer to any Person, other than one of manufacturer’s authorized dealers, whose intention is to resell any Product is prohibited.

Section 4. No Modification to Products. Dealer may not alter, mask or obliterate any of the Trademarks on any of the Products or alter or obliterate any serial number or other means of identification of the Products or modify Manufacturer packaging of any Product. Dealer will not present for sale or sell any products at any Point of Sale or on the Website which are counterfeits, copies or unauthorized reproductions of any of the Products or of any other brand or any products likely to create any risk of confusion in the mind of a customer.

Section 5. Dealer’s Actions; Promotion.

5.1 Throughout the Term of this Agreement, Dealer will, at its own costs, use its best efforts to maintain and promote the reputation of the Products and the Trademarks, and to promote, market and develop the sales of the Products in accordance with the terms of this Agreement, and any policies and procedures issued by Manufacturer from time to time. Dealer agrees to maintain a staff of personnel who are properly trained to sell and service the Products. Dealer agrees to render prompt and courteous service with respect to the Products including initial outfitting, commissioning and delivery of the Products sold by Dealer as well as post sale service of all the Products brought to Dealer for service.

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5.2 Dealer shall use commercially reasonable efforts to participate in area and regional boat shows and other promotional events recognized within the marine industry as being appropriate for the promotion of motor powered boats of the same class and type as the Products.

5.3 Dealer shall be required to complete the promotional activities set forth on Addendum B hereto.

5.4 Dealer shall not advertise, market, promote or otherwise attempt to sell any Products for a price less than Manufacturer’s Standard Retail Price (“MSRP”) as set forth in Manufacturer’s Product Catalog with respect to pricing at the time of dealer purchase. Notwithstanding the foregoing, Dealer shall not disseminate in any advertising, marketing, promotional materials or other similar communications on its website, the internet or any other electronic medium, including social media, the MSRP, actual sales price or other suggested price, of any Products unless Dealer obtains Manufacturer’s prior written consent approving such advertising, marketing, promotional materials or other similar communications. For an avoidance of doubt, Dealer may advertise, market and promote the Products on its website, the internet and other electronic mediums, including social media; however, such materials shall not include any pricing, including without limitation, the MSRP, actual sales price or other suggested price.

5.5 Dealer and Manufacturer shall discuss Dealer’s marketing efforts on a quarterly basis. Dealer shall use good faith commercially reasonable efforts to incorporate Manufacturer’s suggestions regarding Dealer’s marketing efforts.

Section 6. Inventory. Dealer will maintain at all times a sufficient and representative inventory of the Products for its customers’ requirements. Dealer shall maintain at all times a level of Product inventory as set forth on Addendum B (the “Minimum Product Inventory Level Requirement”).

Section 7. Sales Requirements; Inventory.

7.1 Dealer is required to meet the sales goals set forth on Addendum B hereto.

7.2 With respect to any and all Products sold by Dealer in each Point of Sale, Dealer shall provide to Manufacturer written reports (each, a “Dealer Report”) setting forth a summary of any and all information reasonably requested by Manufacturer, including without limitation sales by product, unit and value to customers in the previous month, quarter and year, as the case may be, by product, as well as a summary of inventory on hand. In addition to the Dealer Reports discussed above, Manufacturer may, from time to time, request a non-periodic report (“Non-Periodic Reports”). Unless otherwise specified by Manufacturer, Non-Periodic Reports shall include all of the information included in a Dealer Report. Unless otherwise specified by Manufacturer, Dealer shall deliver Non-Periodic Reports to Manufacturer within five (5) days from Manufacturer’s written request for such Non- Periodic Report.

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Section 8. Orders.

8.1 Dealer shall submit all orders for Products to Manufacturer in a manner acceptable to Manufacturer in its absolute discretion (each, an “Order”). Each Order is subject to Manufacturer’s written acceptance and Manufacturer may reject, in its absolute discretion, any Order or portion thereof either upon providing written notice of rejection or withholding written acceptance of such Order. In addition, failure to submit an Order in a manner acceptable to Manufacturer may result in such Order being deemed void and rejected. Except as set forth in Section 9.2, Dealer shall not be required to pay a deposit for any Order until Dealer receives written acceptance of such Order from Manufacturer. Orders shall only be deemed valid and accepted upon written acceptance by Manufacturer (each, an “Accepted Order”). Dealer shall be required to pay the required deposit, as set forth on Addendum A, for all Accepted Orders within five (5) days of the Manufacturer’s acceptance (the “Deposit”). If Dealer fails to pay the Deposit for an Accepted Order within five (5) days, then Manufacturer shall have the right to rescind its acceptance of that Accepted Order. Dealers are permitted to make changes to any Order prior to written acceptance from the Manufacturer, but are only permitted to make changes to Accepted Orders with respect to accessories and customization of a boat pursuant to the Group Options set forth in Section 8 of Addendum A (each, a “Change Order”). All Change Orders must be submitted in writing by Dealer and approved in writing which may be by email by Manufacturer, otherwise Change Orders will be deemed rejected and void (each, an “Accepted Change Order”). Accepted Change Orders will receive standard discounting, as applicable. In addition, the Group Options set forth in Section 8 of Addendum A are subject to change at any time by the Manufacturer in its sole and absolute discretion.

8.2 Dealer may forecast its projected Orders for stock (but not Orders for custom Products for a customer) (each, a “Forecast Order”) and reserve a production slot for up to the number of Products set forth on Addendum B by submitting a Forecast Order contemporaneously with the appropriate payment as set forth on Addendum A. Dealer shall not change or otherwise modify Forecast Orders after such Forecast Orders have been submitted to Manufacturer. Each Forecast Order is subject to Manufacturer’s written acceptance and Manufacturer may reject, in its absolute discretion, any Forecast Order or portion thereof either upon providing written notice of rejection or withholding written acceptance of such Order.

8.3 To the extent that an Order, Forecast Order, Change Order, Accepted Order or other purchasing document (if applicable) contain terms and conditions that are inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail. Dealer shall not cancel or refuse delivery of Products from any Accepted Order.

Section 9. Prices; Payment.

9.1 Manufacturer will endeavor, on an annual basis, to publish or otherwise furnish to Dealer a list of the MSRP and dealer price (“Dealer Price”) for all Products. All MSRPs and Dealer Prices will be subject to modification, including increases and decreases, at any time in the Manufacturer’s sole discretion. Dealer may purchase the Products at the Dealer Price, less applicable discounts, in effect from time to time during the Term. Unless agreed to in writing by the Manufacturer, Accepted Orders shall not be subject to change as a result of the Manufacturer’s modification of either the respective MSRP or Dealer Price for any Products contained in such Accepted Order. Manufacturer shall have no obligation to reimburse Dealer for any loss, actual or anticipated, sustained as a result of any change to the MSRP or Dealer Price for any Product.

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9.2 Manufacturer may, from time to time, offer a “floor plan” payment option for certain of its Products (“Floor Plan Option”). For any Product that Dealer wishes to purchase pursuant to the Floor Plan Option, Dealer must note such request in the respective Order for such Products. Unless otherwise approved in writing by Manufacturer, the standard payment method set forth in Addendum A will apply to such Order. Upon completion and delivery of any Product purchased pursuant to the Floor Plan Option, Dealer will be entitled to a refund of the Floor Plan Deposit for such Product upon full payment of the Product. Dealer will have the option to request from Manufacturer one hundred percent (100%) Floor Plan Option boats; however, Manufacturer can deny such request in its sole and absolute discretion. In no event shall the Floor Plan Option apply to boats previously ordered by Dealer or boats already under construction by Manufacturer.

Section 10. Pickup; Title; Risk of Loss.

10.1 All Orders shall be F.O.B. Manufacturer’s factories located at 6510 19th Street East, Sarasota, Florida 34243 (“Manufacturer’s Factory”) and are subject to the Terms and Conditions attached as Addendum A. Dealer shall be responsible for all applicable pickup, delivery, handling charges and any other costs and expenses relating to transporting and unloading, insurance and any other similar financial contributions or obligations relating to the pickup and transport of the Products. In addition, any manufacturer’s tax, occupation tax, use tax, sales tax, excise tax, value added tax, duty, custom, inspection or testing fee, or any other tax, fee, interest or charge of any nature whatsoever imposed by any governmental or similar authority on or measured by the transactions between the Parties will be paid by Dealer in addition to the prices invoiced in any Order. In the event Manufacturer is required to pay any such taxes or other charges, Dealer will promptly reimburse Manufacturer on demand.

10.2 If Dealer intends to supply a trailer for pickup of any boat model, Dealer shall deliver a transport grade trailer (subject to Manufacturer’s approval) to Manufacturer’s Factory no less than ten business days prior to the Pickup Date to permit Manufacturer to inspect the trailer for fitment. Title and risk of loss shall pass to Dealer for such Products when Dealer commences the pickup process at Manufacturer’s Factory or other designated location in Manufacturer’s sole discretion. For an avoidance of doubt, Dealer shall be solely responsible for any damage, loss or injury caused by Dealer in connection with its pickup efforts at Manufacturer’s Factory or other designated location in Manufacturer’s sole discretion other than as a primary result of manufacturer’s gross negligence or willful misconduct.

Section 11. Warranties.

11.1 Dealer shall inform its customers of the details of the various warranties, as communicated by Manufacturer from time to time, and will act upon Manufacturer’s instructions with respect to the provision or honoring of any applicable warranty. Dealer shall not make any representation or give any warranty or guarantee to any customer, other than those expressly approved in writing by Manufacturer in respect of the Products. Manufacturer undertakes to comply at all times with the applicable warranties of the Products.

11.2 The warranties communicated by Manufacturer to Dealer are in lieu of all other warranties or conditions, whether express or implied, arising out of a course of dealing or usage of trade or otherwise, including but not limited to any implied warranties or conditions of merchantability, merchantable quality, fitness or adequacy for a particular purpose or use and quality.

11.3 Dealer agrees to deliver the product’s operation and maintenance manuals to the purchaser and recommend that purchaser reads Manufacturer’s Warranty, to fully understand all disclaimers and limitations. Dealer agrees to complete and submit Product registration electronically (on manufacturer’s website starting 1/1/2025) promptly upon delivery of the Products to the purchaser and assist manufacturer in performing Product defect and recall campaigns. In the event Dealer fails to register the product’s warranty, Dealer shall indemnify Manufacturer against any liability, loss, or damage which Manufacturer may sustain directly as a result of any failure.

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Section 12. Repairs.

12.1 Dealer shall at all times be certified by either Yamaha or Mercury as an authorized parts and service dealer. Should only one certification be held by the dealer, the other outboard brand must have a locally identified service and warranty solution readily available. Additionally, Mercury V12 Certification must be held by the dealer or a local service provider if dealer sells or intends to sell V12 Mercury Product.

12.2 Dealer agrees to provide timely warranty service on all Manufacturer’s Products presented to Dealer by purchasers in accordance with Manufacturer’s Warranty program in effect from time to time during the term of this Agreement. Dealer agrees to make all claims for reimbursement under Manufacturer’s Warranty service program in the manner reasonably prescribed by Manufacturer. Manufacturer may revise its Warranty service program from time to time providing Dealer with written notification of all revisions and said revisions will supersede all previous programs and be made part hereof. Dealer agrees to establish and maintain a service department staffed and equipped to provide service to purchasers of Manufacturer’s Products. Dealer agrees to maintain complete service records. Dealer shall provide warranty service on all Manufacturer’s Products without regard to the dealership from which the Products were purchased. Dealer shall render and invoice non warranty service assistance to all owners of Manufacturer’s Products upon their request. Manufacturer agrees to refer all claims for service on Products maintained or located in the Market Area and covered by Manufacturer’s Warranty to Dealer.

12.3 All warranty work must be preauthorized by Manufacturer. Manufacturer agrees to reimburse Dealer for all preauthorized warranty work at a labor rate as set forth in Addendum B. Manufacturer shall supply all parts required for warranty service by Dealer. Parts for warranty service shall be billed to the Dealer, and credits shall be issued once the old warranted parts are returned to Manufacturer.

Section 13. Repurchase Right. In the event that this Agreement is terminated or expires, Manufacturer shall have an option, but not the obligation, exercisable by it within thirty (30) days after such termination or expiration, to repurchase from Dealer at the price paid by Dealer (excluding any taxes) plus actual freight charges, and any additions to the boat made by Dealer (at Dealer’s cost), any of the Products then owned by the Dealer. Dealer shall sell and deliver F.O.B. Dealer’s address such Products to Manufacturer upon demand and tender of payment thereof. If Manufacturer does not exercise its option to repurchase, Dealer may sell any remaining inventory. Manufacturer shall not be obligated to purchase from the Dealer any boats, inventory, tools, equipment or furnishings upon termination, or expiration or non-renewal of this Agreement. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

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Section 14. Trademarks.

14.1 Grant of License. Subject to the terms and conditions hereof, Manufacturer hereby grants to Dealer a limited, non-exclusive, non-transferable and royalty-free license during the Term to use the YELLOWFIN trademark and other related trademarks, as amended from time to time by Manufacturer in its sole discretion (the “Trademarks”) for the limited purpose of selling the Products at retail only from the Points of Sale and from the Website, and marketing, advertising and promoting the Products strictly in accordance with the written directions and standards of Manufacturer communicated to Dealer from time to time. Dealer shall use “®”, “TM” or such other symbol directed by Manufacturer to indicate to the public that each of the Trademarks is a trademark owned by Manufacturer. Dealer shall also affix notices indicating that Manufacturer is the owner of the Trademarks and that the Trademarks are being used under license, on all advertising, marketing, signage or promotional material prepared, if any, by Dealer and approved in advance by Manufacturer. Dealer shall apply the following legend, or other legend as may be prescribed by Manufacturer from time to time: “YELLOWFIN and the fish design trademarks are owned by Yellowfin Yachts LLC and used under license”. Dealer shall not assign, authorize, license, sublicense, grant or create any interest in, to or associated with, the Trademarks, or any one of them. Dealers must use trademarks in accordance with branding guidelines per the POP kit.

14.2 No Unauthorized Use of Trademarks. Dealer acknowledges that (a) Manufacturer owns all rights, title and interest in and to the Trademarks and all variations thereof, in any form or embodiment, and any other intellectual property rights associated with the Products, and (b) Dealer has no rights with respect thereto, except for the rights specifically granted under Section 14.1 of this Agreement. Dealer shall not assert any claim to any goodwill or title of the Trademarks by virtue of the licensed use of the Trademarks.

14.3 Additional Restrictions. Notwithstanding any other provision of this Agreement, Dealer shall not, under any circumstances, use the Trademarks:

(a) in combination with any other trademark, trade name, symbol or otherwise use the Trademarks, except as expressly provided in this Agreement; (b) as part of or as a domain name or in any meta-tags;

(c) or any variation or derivative thereof or any word or phrase or combination of words confusingly similar thereto or a colorable imitation thereof as part of the name of Dealer or any Points of Sale or any corporation or business entity in which the Dealer has any interest;

(d) in a manner that might cause the Trademarks to be devaluated, affect the goodwill of the Trademarks, diminish in importance their prestige and value or otherwise damage Manufacturer ‘s reputation; or

(e) on or in connection with the sale or offering for sale of any item other than the Products, including apparel, acquired from Manufacturer, or in any location other than at the Points of Sale and on the Website.

(f) dealer specifically understands that it may not acquire any promotional or other items bearing any of the Trademarks or any mark confusingly similar thereto, not affix any of the Trademarks to any promotional or other items, acquired from any third parties, nor may it design, commission or create any promotional or other items bearing the Trademarks or any mark confusingly similar therefore, without the prior written specific permission from an officer of the Manufacturer authorizing such acquisition or creation.

Dealer Initial Here That Section 14.3 is Read, Understood, and Agreed:

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14.4 No Claims, Actions, or Threatened Actions by the Dealer. During the Term, and thereafter, Dealer shall not, directly or indirectly, in any way contest, dispute, impugn or impair the validity of, enforceability of, scope of rights of, or title to, any of the Trademarks or other intellectual property rights owned by Manufacturer and associated with the Products or do, encourage or assist others to do any act or thing in derogation of same.

Section 15. Information; Inspection. Dealer shall keep prepare and maintain, in accordance with standard industry practice, complete and accurate books and records, including all financial and accounting books, current itemized inventory, materials, data, documents and other pertinent information (“Records”), and retain throughout the Term and for a period of at least two (2) years thereafter (“Audit Period”) all Records necessary to permit Manufacturer (or its designee) to: (a) review, verify and resolve disputes regarding amounts payable under this Agreement; and (b) confirm Dealer’s compliance with and performance of all obligations, terms and conditions set forth in this Agreement. Manufacturer and its authorized representatives shall also have the right to review such Records, including full right of entry to perform a physical inspection of Dealer’s Points of Sale, during normal business hours, with ten (10) business days notice, to inspect all inventory of the Products, the Repairs and Dealer’s use of the Trademarks and in order to verify Dealer’s compliance with the terms of this Agreement.

Section 16. Other Dealer Covenants.

16.1 Compliance with Laws. Dealer agrees to comply with all applicable laws in the operation of the dealership and the marketing and sale of the Products.

16.2 Insurance. Without limiting Dealer’s indemnification obligations set forth in Section 22.1, or any other obligations under this Agreement, Dealer will, at its sole cost and expense, procure and maintain in effect at all times during the Term of this Agreement, and for one (1) year following the Term, insurance policies that meet the following requirements:

(a)	General Requirements. All policies (a) will be written by insurers that are licensed to do business in the jurisdiction where the services are to be performed; (b) will be written by insurers which are S&P A rated or higher; and (c) will be primary and non- contributory with respect to any insurance policies Manufacturer or its affiliates carry or any self-insurance programs maintained by Manufacturer or its affiliates. All policies except workers compensation will include a waiver of subrogation in favor of Manufacturer and its affiliates and their officers, directors and employees. The limits specified below may be achieved through a combination of primary and umbrella policies. Dealer will ensure that Manufacturer receives thirty (30) day written notice prior to the cancellation, non-renewal or material change in coverage with respect to any of the policies listed below. Dealer is responsible for, and will pay, all deductible payments and self-insured retentions that are applicable to Dealer’s insurance policies.

(b)	Certificates of Insurance. Upon execution of this Agreement, and thereafter as the insurance policies renew, Dealer and its subcontractors will furnish Manufacturer with certificates of insurance evidencing the insurance coverage required herein and attaching endorsements evidencing compliance with these insurance requirements. Renewal certificates of insurance will be delivered to Manufacturer no later than thirty(30) days after the expiration of any policy.

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(c)	Request for Copies of Policies. To the extent that the Dealer has not provided Manufacturer with a copy of such policy and a Certificate of Insurance prior to or at the time of the execution of this Agreement, Dealer shall deliver such items within ten (10) days after the execution of this Agreement. In addition, Dealer will upon request provide Manufacturer with copies of any new or renewal insurance policies required under this Agreement within five (5) days from request.

(d)	Dealer’s Minimum Insurance Coverages and Limits. Each policy will be written on an occurrence form (excepting Errors & Omissions “E&O”). All polices, except for Workers Compensation, E&O and Employer’s Liability, will name Manufacturer and its affiliates as additional insureds with respect to the negligence of Dealer, its subsidiary (if any) and affiliated companies, directors, officers, subcontractors of each and every tier, employees and agents. Dealer will also ensure that each of its subcontractors names Manufacturer and its affiliates as additional insureds with respect to the negligence of the subcontractor and its subsidiary and affiliated companies, directors, officers, subcontractors of each and every tier, employees and agents. Dealer will maintain the following coverages and meet the following limits:

(i)	Commercial General Liability. Commercial general liability insurance, applicable to liability arising out of premises, operations, products, completed operations, contractual liability including tort liability of another assumed in a business contract, including bodily injury (including death) property damage, independent contractors, personal injury and advertising injury, along with associated defense costs, as well as any of Manufacturer’s property in the care, custody or control of Dealer, with a limit of not less than three million US dollars ($3,000,000) each occurrence.

(ii)	Umbrella or Excess Liability. An Umbrella or Excess liability policy with a minimum policy limit of two million US dollars ($2,000,000) each occurrence and in the aggregate.

Section 17. Term. Unless terminated earlier in accordance with the provisions of this Agreement, the initial term of this Agreement will commence on the Effective Date and will remain in force for one (1) year thereafter (the “Initial Term”). This Agreement shall be automatically renewed for successive one (1) year periods (each, a “Renewal Term”, and collectively with the Initial Term, the “Term”) unless either Party sends a written notice of termination to the other Party at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be.

Section 18. Termination for Breach of Dealer. Notwithstanding Section 16 hereof and without in any way limiting any rights or remedies available to Manufacturer hereunder, at law or in equity, Manufacturer may terminate this Agreement immediately upon written notice to the Dealer in the event of the occurrence of any one or more of the following events unless such events were approved by prior written consent of manufacturer:

18.1 Dealer fails to pay any amount owing to Manufacturer hereunder, when due, within ten (10) business days after notice thereof is given to Dealer by Manufacturer;

18.2 Dealer uses the Trademarks in a manner not authorized by this Agreement, impugns the reputation or public image of Manufacturer, or discloses or uses any Manufacturer Confidential Information in breach of Section 21 hereof;

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18.3 Dealer purports to transfer any rights or obligations arising from this Agreement without Manufacturer’s prior written consent, which may not be withheld or delayed unreasonably;

18.4 Dealer fails to perform its obligation to maintain Minimum Product Inventory Level Requirement under Section 6 hereof;

18.5 Dealer fails to perform any other material obligation under this Agreement or breaches any material representation, warranty or covenant contained in this Agreement and such failure or breach is not remedied within thirty (30) days after notice thereof is given to Dealer by Manufacturer, provided the foregoing notice requirement will only be applicable if such failure or breach is capable of being remedied;

18.6 Dealer ceases or threatens to cease to carry on its business, or ceases or threatens to cease to carry on business from the Points of Sale;

18.7 Dealer becomes insolvent or commits or threatens to commit any act of bankruptcy;

18.8 any proceeding is commenced or any step is taken by or against Dealer for any relief under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement or winding-up;

18.9 Dealer makes an assignment for the benefit of its creditors or a trustee, a receiver or a receiver and manager or a liquidator is appointed with respect to Dealer or any of its property;

18.10 There is a change of Control of the Dealer or a material change in its management that results in a material change in marketing and/or merchandizing philosophies that is incompatible with the quality of the Manufacturer brand positioning;

18.11 Dealer has transferred Products from Points of Sale to other unauthorized locations;

18.12 Failure to comply in any material respect with any applicable and material law of the United States or regulation in connection with Dealer’s obligations under this Agreement or in connection with the operation of its business;

18.13 Involvement by Dealer, or its owners, executives or managerial personnel in any activity that could reasonably be expected to damage Manufacturer’s reputation, or that is generally considered immoral, illegal, or contrary to public policy; and

18.14 The liquidation of the Dealer or bulk sale of its inventory, or a good faith belief that such a closing, liquidation or sale may occur.

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Section 19. Termination for Breach of Manufacturer. Notwithstanding Section 16 hereof and without in any way limiting any rights or remedies available to Dealer hereunder, at law or in equity, Dealer may terminate this Agreement immediately upon written notice to Manufacturer in the event of the occurrence of any one or more of the following events:

19.1 Manufacturer purports to transfer any rights or obligations arising from this Agreement without Dealer’s prior written consent, which may not be withheld or delayed unreasonably;

19.2 Manufacturer fails to perform any material obligation under this Agreement or breaches any material representation, warranty or covenant contained in this Agreement and such failure or breach is not remedied within thirty (30) days after notice thereof is given to Manufacturer by Dealer, provided the foregoing notice requirement will only be applicable if such failure or breach is capable of being remedied;

19.3 Manufacturer ceases or threatens to cease to carry on its business;

19.4 Manufacturer becomes insolvent or commits or threatens to commit any act of bankruptcy;

19.5 any proceeding is commenced or any step is taken by or against Manufacturer for any relief under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement or winding-up;

19.6 Manufacturer makes an assignment for the benefit of its creditors or a trustee, a receiver or a receiver and manager or a liquidator is appointed with respect to Manufacturer or any of its property;

19.7 Failure to comply in any material respect with any applicable and material law or regulation in connection with Manufacturer’s obligations under this Agreement or in connection with the operation of its business;

19.8 Involvement by Manufacturer, or its owners, executives or managerial personnel in any activity that is generally considered immoral, illegal, or contrary to public policy; and

19.9 The liquidation of Manufacturer or bulk sale of its inventory, or a good faith belief that such a closing, liquidation or sale may occur.

Section 20. Effect of Termination or Expiration. Without prejudice to any right or remedy available to Manufacturer or Dealer, as applicable hereunder, at law or in equity, upon termination or expiration of this Agreement for any reason:

20.1 all rights of Dealer or Manufacturer, as applicable, hereunder shall end;

20.2 Dealer will cease to represent itself as a dealer of the Products and will cease to sell, advertise, market and promote the Products in any manner whatsoever. For the avoidance of doubt, Dealer will continue to be entitled to sell, advertise, market and promote the Products held in stock by the Dealer at the moment of the termination of the Agreement and not repurchased by Manufacturer during the shortest possible but reasonable term, not to exceed twelve (12) months, as from termination of the Agreement to be able to liquidate such stock;

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20.3 Dealer will immediately cease use of the Trademarks and forthwith remove from the Points of Sale and from the Website, any sign, display, inscription or other indication that bears any Trademark or indicates that Dealer sells any of the Products, and will not thereafter use any of Manufacturer’s name, symbol, trademark, tradename, including any of the Trademarks, tending to give the impression that the relationship between Manufacturer and Dealer under this Agreement still exists, except in connection with the sale of Products held in stock by the Dealer at the moment of the termination of the Agreement and not repurchased by Manufacturer, not to exceed six (6) months as from the termination of the Agreement to be able to liquidate such stock;

20.4 an inventory of Products on hand will be taken by Dealer and such inventory will forthwith be shared with Manufacturer within ten (10) days;

20.5 Manufacturer will have the right to repossess Product inventory not then paid for and will, within thirty (30) days from the date of termination or expiration of this Agreement, have the option to repurchase all or any portion of the remaining Product inventory at the original invoice price thereof less the cost of refurbishing to be agreed upon prior to the return of the Products;

20.6 Dealer will return to Manufacturer all promotional, publicity or sales material which have been supplied to it by Manufacturer, within ten (10) days; and

20.7 The Parties will return all copies of confidential information, including without limitation, all documents and data of any kind communicated by Manufacturer or Dealer, as applicable.

Section 21. Confidentiality.

21.1 Dealer recognizes and agrees that any and all information of a confidential nature with respect to Manufacturer, the Products, the Trademarks or the business or affairs of Manufacturer, revealed to it by Manufacturer or which came to its knowledge during the Term of this Agreement (collectively, the “Manufacturer Confidential Information”) is of a confidential and proprietary nature to Manufacturer. Dealer agrees and undertakes, during the Term of this Agreement and at any time thereafter, not to directly or indirectly, (i) disclose any Manufacturer Confidential Information to any Person other than to Dealer’s affiliates who have a need to know such information for the purpose of this Agreement; or (ii) use Manufacturer Confidential Information for purposes other than this Agreement.

21.2 Manufacturer recognizes and agrees that any and all information of a confidential nature with respect to the Dealer or the business or affairs of the Dealer, revealed to it by the Dealer or which came to its knowledge during the Term of this Agreement (collectively, the “Dealer Confidential Information”) is of a confidential and proprietary nature to the Dealer. Manufacturer agrees and undertakes, during the Term of this Agreement and at any time thereafter, not to directly or indirectly, (i) disclose any Dealer Confidential Information to any Person other than to Manufacturer’s affiliates who have a need to know such information for the purpose of this Agreement; or (ii) use Dealer Confidential Information for purposes other than this Agreement.

Section 22. Indemnification.

22.1 Indemnification by Dealer. Dealer shall, at its cost and expense, defend, indemnify and hold Manufacturer and its directors, officers, employees and agents harmless from and against all claims, proceedings, liabilities, obligations, actions, damages, costs and expenses (including reasonable legal fees) arising out of, connected with or resulting from any of the following: (i) any act or omission of Dealer relating to the performance of this Agreement; (ii) any claim by a customer of Dealer related to the performance of Dealer’s obligations; (iii) the breach of any representation, warranty or covenant of the Dealer, whether to Manufacturer or to a customer of Dealer; (iv) any warranty, condition, representation, indemnity or guarantee granted by Dealer or provided by law in the Points of Sale in addition to or in lieu of the limited warranties provided by Manufacturer hereunder; or (v) the violation of any law or regulation by Dealer in the sale or any other activity related to the Products.

22.2 Indemnification by Manufacturer. Manufacturer shall, at its cost and expense, defend, indemnify and hold Dealer and its directors, officers, employees and agents harmless from and against all claims, proceedings, liabilities, obligations, actions, damages, costs and expenses (including reasonable legal fees) arising out of, connected with or resulting from any of the following: (i) any act or omission of Manufacturer relating to the performance of this Agreement; any claim by a customer of Dealer related to the performance of Manufacturer’s obligations; the breach of any representation, warranty or covenant of Manufacturer, whether to the Dealer or to a customer of Dealer; the violation of any law or regulation by Manufacturer in its activity related to the Products.

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Section 23. Independent Status of Parties. The relationship between Manufacturer and Dealer is that of seller and buyer and Dealer shall not represent itself to be the agent/mandatary of Manufacturer for any purpose and shall not have the right to enter into any contract or commitment on behalf of Manufacturer, or otherwise bind Manufacturer in any manner whatsoever.

Section 24. Survival. Those provisions of this Agreement that, by their nature, should survive the termination of this Agreement shall survive termination (including, without limitation, Section 11.2, Section 13, Section 20, Section 21, Section 31, Section 33 and Section 34 hereof).

Section 25. Time of the Essence. Time is of the essence in this Agreement.

Section 26. Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of, the Parties hereto.

Section 27. Entire Agreement. This Agreement, including the addendums and any schedules, constitutes the entire Agreement between the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto including, without limiting the foregoing, any previously executed authorized dealer agreements between the Parties hereto, which the Parties acknowledge have been merged into such documents, exhibits and schedules. In the event of any conflict between addendum A and this agreement, addendum A shall control. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

Section 28. Amendment and Waiver. No modification of, or amendment to, this Agreement is valid or binding unless set forth in writing and executed by both Parties hereto. Any waiver of any breach or any term or provision of this Agreement is effective only if made in writing and signed by the Party purporting to give same and only in the specific instance and for the specific purpose for which it has been given.

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Section 29. Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned, sublicensed or delegated by Dealer, whether voluntarily or by operation of law, without the prior written consent of Manufacturer. Any assignment or sublicense of rights or delegation of duties or obligations hereunder made by Dealer without the written consent of Manufacturer shall be void and be of no effect. Notwithstanding the foregoing, Dealer may assign or sublicense its rights or delegate its duties hereunder to: (i) any person that directly or indirectly is controlled by, controls, or is under common control with the Dealer; (ii) a successor of Dealer, by consolidation, merger or operation of law; or (iii) a purchaser of all or substantially all of Dealer’s assets.

Section 30. Severability. If a provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision shall be ineffective only to the extent of that restriction, prohibition or unenforceability and, if applicable, without affecting its application to the other Parties or circumstances and will not affect the enforceability of any other provision of this Agreement.

Section 31. Injunctive Relief. Dealer acknowledges and agrees that: (a) a violation of any provisions of 14 (Trademarks) or Section 21 (Confidentiality) of this Agreement may result in immediate and irreparable harm and damage to Manufacturer or Dealer, as applicable; and (b) in the event of any violation of any of the provisions of this Agreement dealing with Confidentiality and Trademarks, Manufacturer or Dealer may, in addition to any other right to relief hereunder, be entitled to equitable relief by way of temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

Section 32. Force Majeure. Neither Party is responsible for any failure to perform its obligations under this Agreement, if it is prevented or delayed in performing those obligations by an event of Force Majeure. Where there is an event of Force Majeure, the Party prevented from or delayed in performing its obligations under this Agreement must immediately as practicable notify the other Party giving full particulars of the event of Force Majeure and the reasons for the event of Force Majeure preventing that Party from, or delaying that Party in performing its obligations under this Agreement and that Party must use its reasonable efforts to mitigate the effect of the event of Force Majeure upon its or their performance of the Agreement and to fulfil its or their obligations under this Agreement. Upon completion of the event of Force Majeure the Party affected must as soon as reasonably practicable recommence the performance of its obligations under this Agreement. An event of Force Majeure does not relieve a Party from liability to pay money in a timely manner which matured prior to the occurrence of that event. “Force Majeure” shall mean an event or circumstance which is beyond the control and without the fault or negligence of the party affected and which by the exercise of reasonable diligence the party affected was unable to prevent provided that event or circumstance is limited to the following: (a) riot, war, invasion, act of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection of military or usurped power, requisition or compulsory acquisition by any governmental or competent authority; (b) ionising radiation or contamination, radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive assembly or nuclear component; (c) earthquakes, flood, fire or other physical natural disaster, but excluding weather conditions regardless of severity; and (d) pandemics or epidemics (e) strikes or industrial disputes, or strike or industrial disputes by labor not employed by the affected party, its subcontractors or its Manufacturers and which materially affect the supply or delivery of Products to Dealer.

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Section 33. Notices. Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and must be given by personal delivery or by electronic means of communication addressed to the recipient as follows: (i) if to Manufacturer: Yellowfin Yachts, LLC, 6510 19th Street East, Sarasota, Florida 34243, or (ii) if to Dealer, as set forth on Addendum B, or in either case, to such other address, individual or electronic communication number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and if given by electronic means of communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next business day if not given during such hours on any day.

Section 34. Dispute Resolution; Governing Law.

34.1 This Agreement will be governed by and construed in accordance with the laws of the laws of the State of Florida. Except as set forth in Section 31, any dispute, controversy, claim, dispute or disagreement relating to this Agreement of its addendums, including but not limited to the interpretation thereof, or its breach or existence, which cannot be resolved amicably by the Dealer and Manufacturer shall be referred to arbitration, which shall be the sole and exclusive forum for resolution and settlement of any dispute, controversy or claim between the Parties. The arbitration shall be conducted in accordance with JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules by one arbitrator who shall be appointed in accordance with such Rules. The seat of the arbitration shall be in Miami- Dade County, Florida. All awards rendered by the arbitrators shall be final and binding and subject to no appeal. Any award of the arbitral authority shall be final and binding upon the dealer and seller with respect to all disputes, claims or controversies encompassed therein and the Dealer and Manufacturer shall comply with said award without delay. The arbitral authority shall, in its award, fix, and apportion the costs of arbitration. The award of the arbitral authority may be enforced by any court having jurisdiction over the party against which the award has been rendered or where assets of the party against which the award has been rendered can be located. The dealer and seller further understand and agree that arbitration shall be the sole and exclusive forum for resolving any dispute, controversy or claim relating to this Agreement, Terms and Conditions, and other addendums to this Agreement and that neither party shall resort to any court except to compel arbitration, refer questions of law or to conform, vacate or modify such award. Any arbitration or court proceeding commenced by either party arising from their dealership relationship shall only be brought in Miami-Dade County, Florida. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

34.2 ARBITRATION AND WAIVER OF JURY TRIAL: THIS AGREEMENT CONTAINS PROVISIONS FOR BINDING ARBITRATION AND WAIVER OF JURY TRIAL. YOUR ACCEPTANCE OF THIS AGREEMENT INCLUDES YOUR ACCEPTANCE OF AND AGREEMENT TO SUCH PROVISIONS. WHEN ARBITRATION IS INVOKED FOR CLAIMS SUBJECT TO ARBITRATION, YOU AND YELLOWFIN YACHTS WILL NOT HAVE THE RIGHT TO PURSUE THAT CLAIM IN COURT OR HAVE A JURY DECIDE THE CALIM AND YOU WILL NOT HAVE THE RIGHT TO BRING OR PARTICIPATE IN ANY CLASS ACTION OR SIMILAR PROCEEDINGS IN COURT OR IN ARBITRATION.

Section 35. Legal Fees. With respect to any dispute among the parties arising out of or relating to this Agreement, Terms and Conditions, or any of the addendums to this Agreement, the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such dispute shall be paid by the other party or parties to such dispute.

Section 36. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including a tagged image format file (TIFF) or portable document format (PDF) shall be equally effective as delivery of a manually executed counterpart of this Agreement.

Section 37. Construction.

36.1 Whenever required by the context, and is used in this Agreement, the singular number shall include the plural, and vice versa. When appearing in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.

36.2 For purposes of this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust or other entity or organization, including, without limitation, an unincorporated organization, a government or political subdivision or an agency or instrumentality thereof.

36.3 For purposes of this agreement “Control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by written agreement or otherwise.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

MANUFACTURER:

YELLOWFIN YACHTS, LLC

By:	/s/ Ryan Greseth
Name:	Ryan Greseth
Title:	Vice President, Sales, Dealer, Yellowfin Yachts, LLC

DEALER:

Dealer Name:	Off The Hook Yacht Sales NC LLC
By:	/s/ Jason Ruegg
Name:	Jason Ruegg
Title:	President

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Addendum A

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Addendum B

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